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VOYA INVESTORS TRUST

AMENDMENT #113 CERTIFICATE OF AMENDMENT TO THE AMENDED AND

RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, being a majority of the Trustees of Voya Investors Trust, a Massachusetts business trust (the "Trust"), acting pursuant to the Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended (the "Declaration of Trust"), including Article XI, Section 11.4 of the Trust's Declaration of Trust, hereby amend the Declaration of Trust to change the resident agent of the Trust in the Commonwealth of Massachusetts set forth in Section 12.2 as follows:

1.Section 12.2 of the Declaration of Trust, relating to the resident agent of the Trust, is hereby amended to read in its entirety as follows:

"12.2. Resident Agent. The Trust shall maintain a resident agent in the Commonwealth of Massachusetts, which agent shall be Corporation Service Company, 84 State Street, Boston, Massachusetts 02109. The Trustees may designate a successor resident agent, provided, however, that such appointment shall not become effective until written notice thereof is delivered to the office of the Secretary of the Commonwealth of Massachusetts."

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned have this day signed this Certificate of Amendment to the Amended and Restated Agreement and Declaration of Trust on this 23 day of July, 2021.

/s/ Colleen D. Baldwin____________	/s/ Joseph E. Obermeyer_______________
Colleen D. Baldwin, as Trustee	Joseph E. Obermeyer, as Trustee
/s/ John Vincent Boyer____________	/s/ Sheryl Pressler____________________
John V. Boyer, as Trustee	Sheryl K. Pressler, as Trustee
/s/ Patricia W. Chadwick___________	/s/ Dina Santoro______________________
Patricia W. Chadwick, as Trustee	Dina Santoro, as Trustee
/s/ Martin J. Gavin________________	/s/ Christopher P. Sullivan______________
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee